Exhibit 99.1

Rogers Corporation Issues Guidance for the Full Year 2010 and Updates Sales Guidance for the Fourth Quarter of 2009

ROGERS, Conn.--(BUSINESS WIRE)--January 7, 2010--Rogers Corporation (NYSE:ROG) today announced guidance for the full year 2010. The Company has not historically provided annual guidance, but in light of the unprecedented economic climate of the last year it believes it is prudent to provide initial guidance for 2010. The Company believes 2010 sales will be about $320 million, an increase of approximately $28 million over 2009. At these sales volumes under 2009’s expense structure, earnings per share would have been expected to exceed $1.50 per share. However, the Company estimates it will incur incremental expenses in 2010 compared to 2009 of approximately $5 million due to the resumption of compensation increases and incentive programs for employees, which were suspended in 2009 due to the downturn in the business. All other expected cost increases are anticipated to be balanced by planned efficiency improvements. Additionally, the Company expects an increase in tax expense amounting to approximately $3 million, due to the non-recurrence of certain one-time adjustments that benefited 2009 and an increase in tax rates in certain Asian jurisdictions for 2010. Therefore, the Company’s 2010 full year diluted earnings per share is projected to be in the range of $1.00. The Company does not intend to update this annual guidance during the year but will provide quarterly guidance, as it has done in the past, during the remainder of 2010.

For the fourth quarter of 2009, the Company is currently in its year-end closing process and expects that sales for the quarter will be approximately $78 million, which exceeds the previously announced guidance of $73-$77 million in revenues. The Company is not in a position to provide updated earnings per share guidance because it is in the early stages of its closing process and year-end audit procedures. The Company’s previously issued fourth quarter 2009 guidance was $0.30-$0.36 per diluted share, including $0.05 per diluted share of one-time costs associated with the integration of the silicone foams business acquired during the second quarter of 2009.

Robert D. Wachob, President and CEO commented, “We see uneven signs of recovery around the world. This causes us to remain cautious and continue to keep a tight rein on our expense levels. However, we have spent considerable effort over the past several years to develop our people and in order to remain competitive we must ensure that we retain and properly motivate our employees. As a result we believe it is necessary to resume merit increases and annual incentive plans in 2010. Our results in the third quarter make it quite clear that earnings are highly leveraged to sales. If the world economies and our customers in particular do better than projected, then the resulting incremental sales increase could cause earnings to rise very quickly. Although 2009 was a very challenging year, the team at Rogers met those challenges and we ended the year with sales rebounding from the depressed levels of the first half of 2009. We are well positioned at the beginning of 2010, our markets have stabilized, and we are poised to take advantage of any growth opportunities that arise.”

The Company expects to report its fourth quarter and full year 2009 results during the week of February 15, 2010.

About Rogers Corporation

Rogers Corporation, headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut, Illinois and Virginia), Europe (Ghent, Belgium and Bremen, Germany) and Asia (Suzhou, China). In Asia, Rogers maintains sales offices in Japan, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics Co., Ltd. and in the US with Mitsui Chemicals, Inc.

The world runs better with Rogers.® www.rogerscorp.com

Safe Harbor Statement

Statements in this news release other than historical facts, including without limitation statements regarding the Company’s business strategy, future results of operations and financial position, and plans and objectives of management, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and other risk factors described in the Company’s Form 10-K for the fiscal year ended December 31, 2008 with the Securities and Exchange Commission (SEC) and other Company filings with the SEC. All information in this press release is as of January 7, 2010 and Rogers undertakes no duty to update this information unless required by law.

CONTACT:
Investor Contact:
Rogers Corporation
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
Fax: 860-779-5509
william.tryon@rogerscorporation.com
www.rogerscorp.com